Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              1
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Paper A
Strong Economic Growth Continues:
Ontario's Economic and Revenue Outlook

2                                                                                            2003 Ontario Budget
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Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              3
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Overview: Ontario's Plan for Jobs and Growth

In 1995, the Ontario Government set a target of creating 725,000 net new jobs over the next five years.

In July 2000, that goal was surpassed.

By 2002, the Ontario economy had added over a million new jobs and was well on the road to achieving the second target of 825,000 additional jobs set in 1999.

Ontario's plan has laid the foundation for continued job creation and economic growth.

The province's economy rebounded strongly in 2002, growing by an estimated 3.8 per cent, more than two and a half times the rate of the previous year.  However, the pace of growth slowed towards the end of last year, reflecting a marked slowdown of the U.S. economy, higher oil prices and the uncertainty stemming from the conflict with Iraq. Nevertheless, private-sector forecasters expect the Ontario economy to continue to grow.  Our planning projection is real GDP growth of 3.0 per cent in 2003 and 3.6 per cent in 2004.

Global political and economic uncertainties continue to represent the major risk to Ontario's outlook.  Protracted military conflict or an extended period of high world oil prices would affect
Ontario adversely.  However, sound economic and fiscal policies, a flexible labour force and a resilient business community will help us to weather adverse developments on the world stage.
The tax reductions and responsible fiscal policies implemented since 1995 have reinforced strong economic fundamentals, boosting incentives for investment and job creation.  This has helped
Ontario sustain economic growth in uncertain times, as demonstrated by our experience in 2001, when the Ontario economy grew by 1.5 per cent even as the United States slipped into recession.

In this environment, revenues are projected to rise in 2003-04 to $71,566 million.

4                                                                                            2003 Ontario Budget
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Ontario Economic Assumptions at a Glance
(Annual Average)
                                                    2001              2002              2003              2004
Real GDP Growth (Per Cent)                           1.5               3.8               3.0               3.6
Nominal GDP Growth (Per Cent)                        2.4               5.1               5.2               5.5
Employment (Thousands)                              5,963             6,068          Up to 6,280       Up to 6,500
Unemployment Rate (Per Cent)                         6.3               7.1             6.3-6.5           5.5-6.0
CPI Inflation (Per Cent)                             3.1               2.0               3.0               2.0
--------------------------------------------  ----------------- ----------------- ----------------- -----------------
Sources:      Statistics Canada and Ontario Ministry of Finance.
                                              ----------------- ----------------- ----------------- -----------------

In keeping with Ontario's policy of prudent forecasting, the Budget's economic planning assumptions are below the current private-sector consensus.

Economic Growth Assumptions
(Per Cent)
------------------------------------------------------------------------------------------------------------------
                                                                                2003                  2004
----------------------------------------------------------------------- --------------------  --------------------
Ontario Real GDP Growth
     Private-sector survey average                                              3.1                   3.8
     Ontario's Planning Projection                                              3.0                   3.6
----------------------------------------------------------------------- --------------------  --------------------
Sources:      Ontario Ministry of Finance and Ontario Finance Survey of Forecasts (March 2003).
                                                                        --------------------  --------------------

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              5
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                                    Growth Continued in the Fourth Quarter, 2002
                             Ontario Economic Accounts: 2002--Fourth Quarter Highlights

•   The Ontario economy closed out 2002 by growing at a 1.3 per cent annualized pace in the fourth quarter after averaging 5.2 per cent over the first three quarters of the year.
•   For 2002 as a whole, Ontario economic growth accelerated to a 3.8 per cent rate after slowing to
     1.5 per cent in 2001.  The Ontario economy has now grown by a faster rate than the nation as a whole for the past six years.

                           Economic Growth in 2002
                         Annualized Per Cent Change
-----------------------------------------------------------------------------
        Year              Ontario             Canada              U.S.
         Q1                 7.6                6.0                5.0
         Q2                 3.9                4.4                1.3
         Q3                 4.3                3.6                4.0
         Q4                 1.3                1.6                1.4
        2002                3.8                3.4                2.4

Sources: Ontario Ministry of Finance, Statistics Canada and U.S.
Department of Commerce.
--------------------

•   Final domestic demand supported
     overall growth in the fourth quarter by
     rising at an annual rate of 4.7 per cent.
     In particular, Ontario consumer
     spending showed considerable
     resilience, advancing by almost 5.8 per
     cent.  Ontario net exports softened in
     the fourth quarter as U.S. demand was
     noticeably weaker.
•   Nominal Ontario GDP grew by an
     annualized 5.5 per cent in the fourth
     quarter of 2002, while the overall GDP
     price deflator advanced by 4.2 per cent.

Ontario Economic Accounts: Highlights
(Per Cent Change from Previous Period at Annual Rates)
------------------------------------------------------------------------------------------------------------------
                                           2001        2002        2002:1         2002:2        2002:3      2002:4
Real GDP ($ 1997)                           1.5         3.8           7.6            3.9           4.3         1.3
Nominal GDP ($ Current)                     2.4         5.1          10.5            9.8           5.8         5.5
GDP Price Deflator                          0.9         1.3           2.7            5.7           1.5         4.2
---------------------------------- ---------- ----------- -------------  ------------- ------------- -------------

6                                                                                            2003 Ontario Budget
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Ontario's Plan Creates over One Million Jobs

Strong job creation is the outcome of a healthy economy, and Ontario's job creation record has been remarkable.  A total of 1,088,400 net new jobs have been created since September 1995, more than 80 per cent of them full-time jobs.  Ontario accounted for over half of the private-sector job creation in Canada over this period. Employment growth raises incomes, lifts confidence and encourages consumer spending.  This has been Ontario's continuing experience since 1995.

•   Ontario's pace of job creation has accelerated in 2003 with almost 54,000 jobs added in the first two months of the year.

                       Ontario Employment*: 1997-2004
                                  Thousands
-----------------------------------------------------------------------------
             Year                                           Black Area
------------------------------- ---------------------------------------------
              97                        5,313
              98                        5,490
              99                        5,688
              00                        5,872
              01                        5,963
              02                        6,068
              03p                       6,250                   30
              04p                       6,438                   62

*Average annual employment level.

Arrow: Over One Million Jobs Created

p = projection.  Black area shows projection range.

Source: Statistics Canada and Ontario Ministry of Finance.
-------------------------------

•   Over the last 12 months, Ontario has
     created 228,000 jobs.  Ontario's job
     gains have been broadly based, led
     by the finance, insurance and real
     estate sector; health care and
     social services; trade; professional,
     scientific and technical services;
     and manufacturing.
•   The employment created in Ontario
     since 1995 has been largely in
     full-time jobs in high-paying
     industries.  Close to 90 per cent of
     net new jobs have gone to people
     with post-secondary education.
•   Ontario employment is expected to
     increase by 3.0 to 3.5 per cent in both 2003 and  2004.
•   The province's vibrant job performance has attracted more Ontarians into the labour market.
     The participation rate--the proportion of the adult population that is in the labour force--has risen steadily since September 1995, and its current level of 68.6 per cent is an 11-year high.
     This reflects Ontarians' confidence that jobs are readily available.
•   Even with rising labour force participation, the annual unemployment rate is projected to decline from 7.1 per cent in 2002 to as low as 6.3 per cent in 2003 and 5.5 per cent in 2004.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              7
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Ontario's Plan Reduces Welfare Dependence

              Welfare Dependence Grew, 1985-95*

-------------------------------------------------------------
             Year                    Number of People on
                                     Welfare (Thousands)
------------------------------- -----------------------------
              85                             469
              86                             480
              87                             506
              88                             526
              89                             565
              90                             664
              91                             921
              92                            1,141
              93                            1,251
              94                            1,299
              95                            1,346

*June 1985 to June 1995.

Source: Ontario Ministry of Community, Family and
Children's Services.
-------------------------------

Ontario's success in lowering the
welfare caseload since 1995 is in sharp
contrast to the experience in the 1980s
when the caseload grew even as the
economy generated jobs and reduced
unemployment.  Between June 1985
and June 1990, the number of welfare
beneficiaries increased by almost
200,000.  By June 1995, over 1.3 million
adults and children were relying on
welfare.

Strong job growth, coupled with welfare
reforms, has driven Ontario's success in
lowering welfare dependence every year since 1995.  Ontario's strong job creation record since
1995 has provided employment opportunities for everyone, including welfare recipients.  As of
December 2002, 627,000 fewer adults and children were on the Provincial welfare rolls.

                     Exit From Welfare Continues
                              1995-2002

----------------------------------------------------------------------
              Year                    Cumulative Number of People
                                        Off Welfare (Thousands)
-------------------------------- -------------------------------------
        June 95-June-96                           137
        June 95-June 97                           197
        June 95-June 98*                          283
        June 95-June 99                           397
        June 95-June 00                           514
        June 95-June 01                           594
        June 95-June 02                           599
         June 95-Dec 02                           627

*As of June 1998, people with disabilities are not counted in welfare data.

Source: Ontario Ministry of Community, Family and Children's
Services.
--------------------------------

Welfare reforms have encouraged
self-reliance by breaking through
barriers that fostered dependence.
Ontario Works, the Province's
mandatory work-for-welfare program,
requires recipients to upgrade their
education, get job training and gain
valuable work experience.  At the same
time, the welfare system remains a
safety net for those who truly need it.

8                                                                                            2003 Ontario Budget
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Ontario's Plan Supports Balanced Private-Sector Job Growth

Ontario's policies promote a business climate that stimulates new investment and job creation by businesses of all sizes.  The Ontario Government's approach has helped the economy recover quickly from the 2001 slowdown and post strong growth in 2002.  Tax cuts, support for innovation, regulatory reform and strategic investments have encouraged private-sector businesses to maintain a strong pace of job growth.

                          Enhanced Private-Sector Job Growth in Ontario
             Cumulative Change in Net New Private-Sector Jobs in Ontario (Thousands)

--------------------------------------------------------------------------------------------------
                       Year                              1990-1995               1996-2002
------------------------------------------------------------------------- ------------------------
           Business-Oriented Industries                      51                     317
           Consumer-Oriented Industries                     -52                     318
                   Manufacturing                            -164                    241
                       SMEs                                 -69                     478
                  Large Business                            -96                     398

Business-oriented industries include financial, professional, management and other business services, communications, transportation, wholesaling, utilities and resource industries; consumer-oriented industries include retailing, personal services, entertainment and construction.

SMEs defined as businesses with fewer than 500 employees, including self-employed individuals; large business defined as businesses with 500 or more employees.

Annual average data.

Sources: Statistics Canada and Ontario Ministry of Finance.
---------------------------------------------------

Industries across the private sector
contributed significantly to
Ontario's job growth during the
1996 to 2002 period, including
business-oriented industries such as
professional services and
wholesaling (+317,000 jobs);
consumer-oriented industries such as
retailing and personal services
(+318,000 jobs); and manufacturing
industries (+241,000 jobs).

            Ontario Leads North America in Manufacturing Job Growth

--------------------------------------------------------------------------------
                                         Ontario       Rest of         U.S.
                                                        Canada
     Cumulative Change 1996-2002           27.5          17.4          -9.7
          (Per Cent Change)
                 Jobs                    241,000       179,000      -1,799,000

Sources: Statistics Canada, U.S. Bureau of Labour Statistics and
Ontario Ministry of Finance.
--------------------------------------

Businesses of all sizes have
contributed to job creation.  Small
and medium-sized enterprises
(businesses with fewer than
500 employees, including self-
employed individuals) led with
478,000 jobs in the 1996 to 2002
period--accounting for more than
half of private-sector job creation.
Large businesses (500 or more
employees) created 398,000 net new
jobs during the period.

Ontario's manufacturing sector
continues to outperform its competitors
in other jurisdictions, creating 241,000
net new jobs in the 1996 to 2002
period--more than any other province or
U.S. state.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              9
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                        Ontario Leads G-7 in Manufacturing Job Growth
                                 Cumulative Change 1996-2001

---------------------------------------------------------------------------------------------
                    Region                                    Per Cent Change
                    Ontario                                         23.8
                Rest of Canada                                      15.5
                    France                                           0.4
                     Italy                                           0.0
                    Germany                                         -5.1
                     U.K.                                           -6.4
                     U.S.                                           -7.4
                     Japan                                         -11.8

Sources: Statistics Canada, OECD and Ontario Ministry of Finance.
-----------------------------------------------

•   In comparison, all of the G-7
     countries except Canada and France
     lost manufacturing jobs during the
     1996 to 2001 period.
•   Ontario has a highly competitive and
     diverse manufacturing sector.
     Manufacturing job growth over the
     1996 to 2002 period was widespread
     across industries, including auto
     parts (+51,000 jobs); computers and
     electronic equipment (+29,000 jobs);
     machinery (+24,000 jobs); furniture
     (+22,000 jobs); rubber and plastics
     (+22,000 jobs); and fabricated metal
     (+21,000 jobs).
•   In 2002, Ontario manufacturing continued to lead all provinces and U.S. states, creating
     32,000 net new jobs--30 per cent of Ontario's total employment growth.

10                                                                                            2003 Ontario Budget
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Ontario's Plan Leads to Job Growth across the Province

                               Job Growth Since September 1995

---------------------------------------------------------------------------------------------
                    Region                              Jobs                 Per Cent
               Northern Ontario                        +13,500                  3.7%
                Eastern Ontario                       +135,100                 20.3%
                Central Ontario                       +237,800                 20.0%
                      GTA                             +591,200                 26.6%
             Southwestern Ontario                      +92,400                 13.5%

Regional Figures are seasonally adjusted, three-month moving averages.

Sources: Statistics Canada and Ontario Ministry of Finance.
-----------------------------------------------

Since September 1995, all parts of
Ontario have benefited from the
province's strong job growth.

•   Over the past 12 months alone,
     employment has increased by
     93,800 net new jobs in the GTA,
     60,400 in Central Ontario, 23,400
     in Eastern Ontario, 20,700 in
     Southwestern Ontario and 11,500
     in Northern Ontario.
•   Strong job growth has lowered
     unemployment rates in all parts
     of the province.  From September
     1995 to February 2003, unemployment rates have decreased in Northern Ontario from 10.9 to 7.1 per cent, Eastern Ontario from 10.7 to 7.4 per cent, Central
     Ontario from 8.4 to 6.0 per cent, the GTA from 8.6 to 7.1 per cent and Southwestern Ontario from 7.4 to 6.7 per cent.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              11
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Ontario's Plan Provides a Solid Foundation for Economic Growth

The Ontario Government has created an environment that supports economic growth.  Reducing taxes, balancing the budget, reducing Provincial debt, promoting fair and efficient financial markets, making strategic investments, fostering a culture of innovation and improving our regulatory environment to remove barriers to growth have contributed to healthy economic growth and rising living standards.

              Sound Policies Lead to Strong Productivity Growth
                   Per Cent Change in Real GDP per Person

-----------------------------------------------------------------------------
                                         Ontario      Rest of        U.S.
                                                      Canada
               1990-95                    -2.8          4.4          6.3
              1996-2002                   19.3         18.6          15.9

Sources: Statistics Canada, Ontario Ministry of Finance and U.S.
Bureau of Economic Analysis.
--------------------------------------

Higher productivity is the only enduring
way to achieve a rising standard of
living.  The broadest measure of
productivity is real gross domestic
product (GDP) per capita.  Since 1995,
the growth rate of Ontario's real GDP
per capita has exceeded that of the rest
of Canada, the United States and the
average of industrialized countries.  This
productivity record, combined with
stellar job creation over this period,
demonstrates the benefits of pursuing
policies that lower taxes and encourage
investment.

Ontario's economic policies, particularly tax cuts, have supported strong consumer spending, robust investment and an internationally competitive trade sector.  Almost 85 per cent of the province's real GDP growth during the last six years has come from Ontario's domestic spending.
The enhanced ability of Ontarians to spend and invest reduces the economy's vulnerability to fluctuations in foreign demand and increases the capacity of the economy to sustain growth.  This was demonstrated during the recent global economic slowdown.  In 2001, when growth among the G-7 nations slowed to 0.7 per cent, Ontario was able to record a gain of 1.5 per cent in real output and add 91,000 new jobs.

Economic growth and productivity are also stimulated by a positive business climate, which makes Ontario an attractive location for investment.  Today, capital is highly mobile globally and will go to where it feels most at home.  Maintaining investor confidence in Ontario's positive economic prospects remains an important goal, given geopolitical uncertainty and the shocks to confidence engendered by the collapse of Enron and other stock market developments.

12                                                                                            2003 Ontario Budget
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Ontario is encouraging investment by enhancing investor confidence in the fairness and efficiency of Ontario's financial markets.  The government is moving forward with measures ensuring high standards of investor protection, while maintaining efficient financial markets by lowering regulatory costs and improving access to capital.  These important measures enhance the ability of Ontario's financial markets to enable economic growth through attracting global capital, financing investment and safeguarding consumer savings.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              13
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               Ontario Is Enhancing Investor Confidence in Fair and Efficient Financial Markets

Measures contained in the Keeping the Promise for a Strong Economy Act (Budget Measures), 2002,
will take effect April 7, 2003, including:
•   New powers for the Ontario Securities Commission (OSC):  to review information that public companies provide to investors; to hold CEOs and CFOs accountable for their company's financial statements; to make rules to ensure that audit committees of Boards of Directors play an appropriate role in ensuring the integrity of those financial statements; and to impose fines for securities violations and to order offenders to give up their ill-gotten gains.
•   Stronger deterrents to wrongdoing: maximum court fines for general offences will rise to $5 million from
     $1 million and maximum prison terms will increase to five years less a day from two years.
•   The government intends to propose minor technical changes, following which it will implement the rest of the Fall 2002 investor confidence initiatives, including broader rights for secondary market investors to sue, which would provide a strong deterrent to poor disclosure practices.

The government will be reviewing the need for governance standards for publicly traded trusts.
•   It will also propose technical legislative changes that would clarify that investors in publicly traded trusts would not be liable for the activities of the trust.

The final report of the Minister of Finance's Five Year Securities Laws Review Committee will be referred to a legislative committee.  The government intends to respond promptly to its recommendations.

Further co-operative action towards national securities regulation is essential for Canadian capital markets to remain internationally competitive and efficient.  Ontario is playing a lead role with its provincial and federal counterparts in developing options to promote real progress for Canada by moving in this direction.

While ensuring that high standards of investor protection are maintained, Ontario is cutting regulatory costs and improving access to capital.  Ontario is continuing to look for ways to make it easier for
Ontario companies to raise the capital they need to grow and create jobs.
•   The government has approved a new OSC fee schedule that streamlines and reduces OSC fees so they better reflect the cost of regulation.  The new fees, coming into force April 1, 2003, combined with two earlier 10 per cent across-the-board fee cuts in 1999 and 2000 and the elimination of secondary market fees in 1997, will result in the securities industry saving well in excess of $40 million per year.
•   In 2001, the government announced a simpler OSC regulatory framework for private placements.  A new
     OSC study indicates that this has helped small companies raise $1.1 billion, triple the level of previous years.
•   Access to capital by small and medium-sized businesses would improve as a result of the government's proposed enhancements to the Labour Sponsored Investment Fund (LSIF) and Community Small
     Business Investment Fund (CSBIF) programs.

14                                                                                            2003 Ontario Budget
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Low Interest Rates and Moderate Inflation
Support Growth

                  10-Year Government of Canada Bond Rate

---------------------------------------------------------------------------
                Year                                Per Cent
                 90                                   10.8
                 91                                    9.4
                 92                                    8.1
                 93                                    7.2
                 94                                    8.4
                 95                                    8.1
                 96                                    7.2
                 97                                    6.1
                 98                                    5.3
                 99                                    5.6
                 00                                    5.9
                 01                                    5.5
                 02                                    5.3
                 03p                                   5.2
                 04p                                   5.7

p = projection

Source: Bank of Canada and Ontario Ministry of Finance.
-------------------------------------

An economic environment characterized
by moderate and stable inflation allows
interest rates to remain at low levels.
The Bank of Canada has raised interest
rates by one percentage point since April
2002 to avoid overheating the economy.
Furthermore, the Bank has signalled that
additional interest rate increases will be
necessary to keep inflation close to the
centre of its one to three per cent target
range over the medium term.  The  pace
and timing of interest rate increases will
depend on both demand conditions in
Canada and how events in Iraq unfold.
However, interest rates are expected to remain low by past standards, helping to sustain economic growth.

Ontario's inflation is projected to average 3.0 per cent in 2003 and 2.0 per cent in
2004. Ontario's consumer price index (CPI) rose 4.4 per cent in February 2003 from a year earlier, reflecting higher oil and natural gas prices.  Lower energy prices later this year are expected to bring inflation below the annual average rate of 3.0 per cent expected for the year as a whole.

•   Since late 2001, oil and natural gas prices have risen substantially.  Crude oil prices (using
     West Texas Intermediate as the benchmark) increased from $19 US a barrel in December
     2001 to a recent peak of over $37 US in mid-March 2003.  Heightened tensions in Iraq and supply disruptions in Venezuela contributed to the rise in oil prices.  Prices dropped sharply as the attack on Iraq began and are likely to be volatile.  On balance, private-sector forecasters expect oil prices to trend lower to near $25 US by early 2004.
•   Natural gas prices (based on the Alberta reference price) increased from $2.71 per gigajoule in February 2002 to near $7 in March 2003.  Natural gas prices are expected to fall to a range of $4 to $5 per gigajoule in 2004.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              15
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The following table shows the interest rate assumptions underlying the planning projection and the associated public debt interest costs.

Interest Rate Assumptions
(Average Per Cent)
---------------------------------------------------------------------------------------------------------------------
                                                                             2003            2003
                                                              2002          Jan-Mar        Apr-Dec          2004
-------------------------------------------------------- --------------  -------------  -------------- --------------
3-month Government of Canada treasury bills                   2.6             2.9            3.5            4.6
10-year Government of Canada bonds                            5.3             5.0            5.3            5.7
-------------------------------------------------------- --------------  -------------  -------------- --------------
Sources: Bank of Canada and Ontario Ministry of Finance.
                                                         --------------  -------------  -------------- --------------

Low interest rates contribute to healthy economic growth through their positive impact on household and business finances.  Business investment, housing demand and spending on durable goods such as autos and appliances are encouraged by low interest rates.

16                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Ontario's Plan Supports Strong Consumer Spending

Healthy consumer spending has spurred economic growth over the last two years, supported by reduced taxes and low interest rates that have kept household debt servicing costs low.  Rising employment and higher after-tax income are expected to sustain consumer spending during
2003 and 2004.

                  Spending and Incomes Rising Faster in Ontario
                     Per Cent Change During 1996:Q3-2002:Q4

---------------------------------------------------------------------------------
                                             Ontario           Rest of Canada
        Real After-Tax Income                  22.8                 18.7
        Real Consumer-Spending                 28.2                 22.1

Sources: Statistics Canada and Ontario Ministry of Finance.
--------------------------------------

•   From the second quarter of 1996,
     when Ontario income tax cuts
     began, Ontario real disposable
     income increased by 22.8 per cent,
     stronger than the 18.7 per cent pace
     for the rest of Canada.
•   During the same period, Ontario real
     consumption increased by
     28.2 per cent, ahead of the
     22.1 per cent rise recorded in the
     rest of Canada.
•   Real consumption rose 3.3 per cent
     in 2002, led by strong sales of
     furniture, appliances and autos.

                       Tax Cuts Boost Real Take-Home Pay
              Real Personal Disposable Income per Capita ($1997)

-------------------------------------------------------------------------------
                Year                    Before Tax Cuts       After Tax Cuts
------------------------------------- -------------------- --------------------
                 92                          20,352
                 93                          19,817
                 94                          19,601
                 95                          19,704
                96:1h                        19,247
                96:2h                                             19,378
                 97                                               19,591
                 98                                               20,057
                 99                                               20,601
                 00                                               21,422
                 01                                               21,349
                 02                                               21,463
                 03p                                              22,017
                 04p                                              22,743

p = projection, h = half

Source: Statistics Canada and Ontario Ministry of Finance.

-------------------------------------

•   Real consumer spending growth is
     projected to be 3.4 per cent in 2003
     and 3.5 per cent in 2004, supported
     by gains in real disposable income of
     3.5 per cent in 2003 and 4.5 per cent
     in 2004.

The healthy financial position of Ontario
families will underpin sustained growth in
consumer spending.  Thanks to tax cuts
and a growing economy, average family
incomes are rising dramatically.  Between
1995 and 2000, real average after-tax
income of two-parent Ontario families
with children rose from $57,600 to $68,700, an increase of 19 per cent.  Single-parent families saw a 33 per cent increase in their real average after-tax income, from $26,500 in 1995 to
$35,200 in 2000.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              17
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Although interest rates are expected to increase moderately, debt servicing costs as a share of income are anticipated to remain at a level that is low by historic standards.  Canadian debt servicing costs, as a share of after-tax income, were 7.8 per cent in 2002, significantly lower than the peak of 9.4 per cent in the early 1990s.

18                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Ontario's Plan Increases Home Ownership

Ontario's housing market is expected to remain buoyant.  Underlying housing demand conditions are very favourable, reflecting strong population growth and rising incomes.  Gains in after-tax income and low interest rates are keeping housing affordable for Ontario's growing population.

In 2001, almost 68 per cent or 2.9 million Ontario households owned their own home.  Since
1996, about 340,000 more Ontario households have been able to purchase their own home.  Over the 1996 to 2001 period, the increase in the rate of home ownership in Ontario has dramatically outpaced all other provinces, rising 3.5 percentage points, a testament to the relative strength of the Ontario economy.

Ontario's Land Transfer Tax Refund, introduced in 1996 by Premier Ernie Eves, then Minister of Finance, is encouraging first-time buyers of new homes.  Since its introduction, the rebate has helped more than 124,000 Ontario families purchase their first home. Home building is an important source of job creation.  It is estimated that each new home generates 2.8 person-years of employment so the rebate has contributed to almost 350,000 person-years of employment.

Ontario housing starts reached 83,600 units in 2002, the highest level in 13 years.  Another
160,000 additional starts are expected over the next two years.

                          Ontario Housing Starts
                            Thousands of Units
---------------------------------------------------------------------------
                Year
------------------------------------- -------------------------------------
                 95                                   35.8
                 96                                   43.1
                 97                                   54.1
                 98                                   53.8
                 99                                   67.2
                 00                                   71.5
                 01                                   73.3
                 02                                   83.6
                 03p                                  82.0
                 04p                                  78.0

p = projection

Source: Canada Mortgage and Housing Corporation and Ontario
Ministry of Finance.
-------------------------------------

•   Home ownership is affordable for a
     rising share of Ontario families.  In
     2002, the monthly carrying cost for
     an average-priced home was $1,119,
     down 25 per cent from the peak of
     $1,489 in 1990.  Although mortgage
     rates are likely to rise modestly
     and house prices are expected to
     rise further, housing will
     remain affordable.
•   Carrying costs as a share of average
     after-tax household income have
     fallen sharply, from a high of
     35 per cent in 1990 to 22 per cent in
     2002.  The cost of home ownership
     relative to disposable income is expected to remain near this low level through 2004, encouraging continued housing market strength.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              19
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•   Five-year mortgage lending rates in mid-March were posted at 6.6 per cent.  Forecasters expect five-year mortgage rates to rise modestly, to an annual average of 7.7 per cent in 2004.

When the federal government provides more details about its recent $320 million enhancement to federal-provincial Affordable Housing Agreements, Ontario looks forward to exploring ways to help maximize new affordable housing construction in Ontario.

Ontario has introduced improvements to its existing rent supplement program, based on consultations with municipal and community-based organizations, and has committed to extending it to 2023.  In 2003-04, this program will be renamed the New Tomorrow Rent
Supplement Program, and $50 million annually will be spent to help about 8,000 households obtain affordable housing. While the average supplement is about $6,000, individual household supplements vary according to various factors including location and income.

20                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Ontario's Plan Boosts Investment

When businesses invest, they enhance productivity and create jobs.  Strong investment is essential for sustained vigorous economic growth and rising prosperity.  If current geopolitical risks are resolved and business becomes more confident of the prospect for global economic growth,
Ontario is well positioned for an acceleration of investment.  Ontario's economic policies have fostered a healthy business climate.  A highly educated workforce provides a strong labour base for the province's industries.  Personal and corporate taxes have been lowered and barriers to investment eliminated. In addition, Ontario's central location and supportive infrastructure meet the needs of business in today's economy.

It is no coincidence that Ontario created over a million jobs while business spending on machinery and equipment rose nearly 83 per cent in real terms between 1995 and 2002.  Real investment in commercial and industrial construction rose by 31 per cent over the same period.
Healthy growth is expected to continue in 2003 and 2004.

         Machinery and Equipment Investment                  Commercial and Industrial Construction

------------------------------------------------------------------------------------------------------------
           Year                  $1997 Billions                 Year                   $1997 Billions
       95-02 Average                  31.4                  95-02 Average                    9.9
            03p                       38.5                       03p                        10.3
            04p                       41.0                       04p                        10.6
p = projection.

Sources: Statistics Canada and Ontario Ministry of Finance.
---------------------------

•   Rising profits will bolster business
     investment. Corporation profits,
     which began to recover in 2002, are
     expected to increase by 7.7 per cent in
     2003 and an additional 12.5 per cent
     in 2004.
•   Real business investment in
     machinery and equipment is expected
     to gain momentum, rising by
     4.0 per cent in 2003 and 6.5 per cent
     in 2004, after an increase of
     2.9 per cent in 2002.
•   Slower economic growth has resulted
     in reduced commercial and industrial
     construction spending since 2000.  As foreign and domestic demand grows, firms will need to add to productive capacity.  As a result, business spending on non-residential construction projects is expected to recover, growing by 1.2 per cent in 2003 and 3.1 per cent in 2004.
•   The government will invest an additional $625 million over the next five years to expand and enhance current research and development programs and training funds to support large-scale investments in strategic sectors, like the auto sector, that create high-value jobs and support innovation, research and development.  This will reinforce Ontario's strength as a location for investment.
Ontario's impressive investment record has helped exporters maintain their competitive edge.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              21
--------------------------------------------------------------------------------------------------------------------

Ontario's Plan Supports Competitive Exporters

Ontario exporters are competitive in the global marketplace and will benefit from strengthening international economic growth.

Private-sector forecasters expect the Canadian dollar to continue to appreciate gradually.
Ontario's businesses will remain internationally competitive.  Stronger economic prospects, ongoing current account surpluses and continued reduction of government debt as a share of GDP will support a rising value for the Canadian dollar.  A rising dollar will help to maintain moderate inflation, keep interest rates low and reduce the cost of imported machinery and equipment.

                         Ontario Real Trade
                          Per Cent Change
--------------------------------------------------------------------
         Year                 Exports                Imports
--------------------------------------------- ----------------------
          98                    7.3                    4.7
          99                    10.8                   8.0
          00                    6.1                    6.7
          01                    -3.3                   -5.3
          02p                   2.9                    4.0
          03p                   3.1                    4.5
          04p                   5.5                    5.6
--------------------------------------------- ----------------------
p = projection.

Sources: Statistics Canada and Ontario Ministry of Finance.
--------------------------------------------- ----------------------

•   The U.S. economy grew by
     2.4 per cent in 2002, with auto sales
     standing out as a source of strength.
     This contributed to strong growth in
     Ontario's auto industry, with real
     output rising by 9.3 per cent in 2002.
     Ontario's auto sector accounts for
     about 47 per cent of the province's
     international merchandise exports.
•   Private-sector forecasters project
     that U.S. economic growth will
     strengthen further, with real GDP
     rising 2.4 per cent in 2003 and
     3.7 per cent in 2004.  Increased U.S.
     demand for machinery and
     equipment made in Ontario will help our exports gain momentum.  Machinery and equipment accounts for about 21 per cent of Ontario's total merchandise exports.
•   Ontario's imports are expected to grow faster than exports in 2003 as Ontario's domestic demand remains firmer than in the United States.  As the U.S. economy strengthens in 2004, exports and imports are expected to grow at about the same pace.

Tourism is a key component of Ontario's service exports. The tourism industry is an important job creator, generating tax revenues and export dollars.

To support tourism industry-led marketing, the Ontario government is prepared to match funding that the industry commits for increased marketing of signature destinations.

22                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Ontario's Plan Generates Growing Revenues

Ontario's strong economic growth has provided a significant boost to Ontario government revenues.  Taxation revenues are expected to be $16 billion higher in 2003-04 than they were before this government started cutting taxes.

Ontario's stronger-than-expected economic growth generated additional government revenues in 2002-03.  Corporations Tax, Land Transfer Tax, Gasoline Tax and Fuel Tax revenues are all expected to come in higher than projected at the time of the 2002 Budget, a development directly attributable to the stronger economy.  Ontario's robust job creation record served to boost
Personal Income Tax (PIT) and Employer Health Tax (EHT) revenues, but both these revenue sources were adversely affected by other factors such as weak financial markets.  Retail Sales Tax
(RST) revenues were supported by healthy consumer spending growth, but restrained business spending hampered revenue growth.

Ontario's strong economic growth in 2003 will result in continued increases in revenues.  More people are working, which means more revenue to pay for health care, education and other priority areas.  Overall taxation revenues are expected to rise 4.9 per cent in 2003-04 as a result of the growing economy.  Despite lower tax rates, Ontario will once again have more tax revenue.

Ontario's plan will generate growing revenues.  PIT and EHT revenues are projected to grow at
5.9 and 6.0 per cent respectively in 2003-04, leading the way in taxation revenue growth.
Ontario's remarkable job creation record means that there are additional taxpayers earning higher wages in the economy, and therefore higher PIT and EHT revenues.  The higher incomes in the economy will continue to support robust consumer spending.  As a result of the strong consumer sector and an expected rebound in business spending,  RST revenues are expected to increase
5.6 per cent in 2003-04.

Recent signs point to a rebound in corporate profitability, which will result in higher Corporations
Tax revenues.  Ontario Corporations Tax revenues are projected to increase 5.0 per cent in
2003-04.  Factors that have hampered Corporations Tax revenues in recent years, such as loss carry-backs and capital loss realizations, are not expected to be a major drag on revenue growth in 2003-04.

A growing Ontario economy will boost gasoline demand and therefore Gasoline Tax revenues by 2.8 per cent.  Strong manufacturing export growth will increase the demand for diesel fuel, leading to a 3.6 per cent increase in Fuel Tax revenues.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              23
--------------------------------------------------------------------------------------------------------------------

Revenue
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                    Actual         Interim           Plan
                                                                    2001-02        2002-03         2003-04
---------------------------------------------------------------------------------------------------------------
Taxation Revenue
     Personal Income Tax                                                 19,097          18,800          19,905
     Retail Sales Tax                                                    13,803          14,090          14,885
     Corporations Tax                                                     6,646           6,520           6,845
     All Other Taxes                                                      8,092           8,991           9,120
Total Taxation Revenue                                                   47,638          48,401          50,755
Government of Canada                                                      7,754           9,694          10,177
Income from Government Enterprises                                        3,345           3,889           4,416
Other Revenue                                                             5,149           4,407           6,218
Total Revenue                                                            63,886          66,391          71,566
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                -----------------------------------------------

For more details on Ontario's Revenue Performance and 2003-04 Outlook, see Budget Paper B:
Ontario's Fiscal Plan.

24                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Conclusion

                                    Ontario Leads Growth

---------------------------------------------------------------------------------------------
                    Region                               Real GDP Growth (Per Cent)
                                                        2003                   2004
                   Ontario*                              3.1                    3.8
                     U.S.                                2.4                    3.7
                    Canada                               2.9                    3.4
                     U.K.                                2.1                    2.5
                     Italy                               1.3                    2.2
                    France                               1.3                    2.2
                    Germany                              0.7                    1.8
                     Japan                               0.6                    0.7

Sources: Consensus Forecasts (March 2003) and *Ontario Ministry of Finance
Survey of Forecasts (March 2003).
-----------------------------------------------

Private-sector forecasters, on average,
project the Ontario economy will grow
by 3.1 per cent in 2003 and 3.8 per cent
in 2004, faster than any of the
G-7 nations over this period.

Ontario has been the leader in reducing
taxes and removing barriers to growth
and job creation.  This has contributed to
the province's impressive economic
record.  Since 1996, the Ontario
economy's real growth rate averaged
over a full percentage point higher than
that of the economy of the rest of
Canada.  Private-sector forecasters are confident this trend will continue over the next two years.

Ontario's economic foundation is strong.  Our businesses are more competitive than ever before, inflation is in check, interest rates are low and after-tax incomes are rising.  Sound policies will continue to strengthen these fundamentals.  Balanced budgets, tax cuts and positive business conditions have created a climate that is stimulating economic growth and raising living standards.  A strong economy supports solid growth of Provincial revenues to pay for health care, education, a clean environment and other public services that are vital to our quality of life.

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              25
--------------------------------------------------------------------------------------------------------------------

Paper A
Appendix

26                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Details of Ontario Economic Assumptions

The following table provides further details about the Ontario Ministry of Finance economic projection.

The Ontario Economy, 2001 to 2004
(Per Cent Chamge)
---------------------------------------------------------------------------------------------------------------------
                                                                        Actual                     Projected
                                                                  2001          2002          2003          2004
------------------------------------------------------------- ------------- ------------- ------------- -------------
Real Gross Domestic Product                                        1.5           3.8           3.0           3.6
     Personal consumption                                          2.3           3.3           3.4           3.5
     Residential construction                                      2.4          11.8           2.3           2.5
     Non-residential construction                                 -1.2          -3.2           1.2           3.1
     Machinery and equipment                                      -3.1           2.9           4.0           6.5
     Exports                                                      -3.3           2.9           3.1           5.5
     Imports                                                      -5.3           4.0           4.5           5.6
Nominal Gross Domestic Product                                     2.4           5.1           5.2           5.5
Other Economic Indicators
     Retail sales                                                  2.6           5.5           5.5           5.0
     Housing starts (000s)                                        73.3          83.6          82.0          78.0
     Personal income                                               3.8           2.9           5.5           5.6
     Corporate profits                                            -15.6          4.4           7.7          12.5
     Consumer Price Index                                          3.1           2.0           3.0           2.0
Labour Market
     Employment                                                    1.5           1.8         3.0-3.5       3.0-3.5
     Unemployment rate (per cent)                                  6.3           7.1         6.3-6.5       5.5-6.0
------------------------------------------------------------- ------------- ------------- ------------- -------------
Sources: Statistics Canada and Ontario Ministry of Finance.
                                                              ------------- ------------- ------------- -------------

Paper A: Strong Economic Growth Continues: Ontario's Economic and Revenue Outlook                              27
--------------------------------------------------------------------------------------------------------------------

The following table shows the sensitivity of the fiscal balance to the direct impact of lower interest rates on Public Debt Interest and the impact of stronger economic growth on revenues and expenditures.

Impact of Changes in Economic Assumptions on the Ontario Surplus
($ Millions)
---------------------------------------------------------------- ------------------------------------------------
                                                                                Full Year
                                                                                 2003-04
                                                         --------------------------------------------------------
100 Basis Points Lower Canadian Interest Rates                                      70
1 Percentage Point Higher Real GDP Growth                                          620
-------------------------------------------------------- --------------------------------------------------------
Note:    These responses would hold "on average" and could vary significantly depending on the composition of change in income and expenditures.
Source:  Ontario Ministry of Finance.
                                                         --------------------------------------------------------

28                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------